Exhibit 99.1

bebe stores, inc.

Announces First Quarter Fiscal Year 2014 Financial Results

First quarter comparable store sales decreased 2.8%

First quarter net loss per share of $0.12

BRISBANE, CALIF. – November 7, 2013 – bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the fiscal first quarter ended October 5, 2013.

For the first quarter of fiscal 2014:

Net sales were $114.1 million, a decrease of 2.6% from $117.1 million reported for the first quarter a year ago. Comparable store sales for the quarter ended October 5, 2013 decreased 2.8% compared to a decrease of 8.7% in the comparable period of the prior year and 7.1% in the fourth quarter of fiscal 2013. The sequential improvement in sales was driven by slight improvement in both traffic and conversion.

Gross margin decreased to 35.6% compared to 36.1% in the first quarter of fiscal 2013. The decrease in gross margin was primarily due to the increase in markdowns to clear through legacy products.

SG&A expenses were $50.1 million, or 43.8% of net sales, compared to $46.2 million, or 39.5% of net sales, for the same period in the prior year. The dollar increase in SG&A expenses was primarily attributable to the earlier timing of marketing events and internal sales conference expenses.

Net loss for the first quarter of fiscal 2014 was $9.2 million, or $0.12 per share, on 79.1 million shares outstanding compared to net loss of $2.6 million, or $0.03 per share, on 84.4 million shares outstanding for the same period of the prior year. Note that the fiscal 2014 net loss also reflects the continuing impact of maintaining a valuation allowance against deferred tax assets and thus our effective tax rate approximates 0%.

During the quarter ended October 5, 2013, the Company opened one outlet store and closed six bebe stores and two 2b bebe stores.

Steve Birkhold, Chief Executive Officer, commented, “Fiscal first quarter 2014 marks the beginning of our turnaround journey. We saw a favorable response to our new merchandising strategy while we continued to clear through legacy merchandise during the quarter. While the retail environment remains difficult, we continue to focus on our turnaround initiatives and remain confident that we are taking the right strategic direction. Looking ahead, we will focus on executing our transitional strategies as we move forward. I would like to thank our shareholders for their support as we continue our work to transform the business and focus on sustainable growth in the long-term.”

Balance sheet summary:

Cash and investments at October 5, 2013 were $164 million.

As of October 5, 2013, average finished goods inventory per square foot decreased approximately 0.7% compared to the prior year.

Capital expenditures for the fiscal quarter were $3.4 million.

Second quarter fiscal 2014 guidance:

For the second quarter of fiscal 2014, the Company expects comparable store sales to be in the negative mid-single digit range considering the challenging and highly promotional retail environment. Gross margin is expected to be lower than the comparable period of the prior year due to higher markdowns on legacy inventory, higher promotional activity relative to last year and the deleveraging of certain fixed costs. The net loss per share is expected to be in the range of low to mid-teens per share. The expected net loss per share range also reflects the continuing impact of maintaining a valuation allowance against deferred tax assets as discussed above and thus a close to 0% effective tax rate.

Finished goods inventory per square foot as of the end of fiscal second quarter 2014 is anticipated to be flat to the prior year.

Total capital expenditures for the year are anticipated to be approximately $25 million for new stores, remodels, store expansions, information technology systems and office improvements.

For the remainder of fiscal year 2014, the Company plans to open one bebe store and to close up to five bebe stores and three 2b bebe stores, which will result in approximately a 5% decrease in total store square footage from the end of fiscal year 2013. In addition, our international licensees are anticipated to add up to 20 points-of-distribution for the fiscal year, offset by closures of unproductive and immaterial points-of-distribution, namely 32 shop-in-shops in Israel

Webcast and Conference call information:

A live audio webcast of bebe stores, inc. first quarter fiscal 2014 earnings release call will be available today at https://event.webcasts.com/starthere.jsp?ei=1024677. The call begins today at 1:30 P.M. (PT) / 4:30 P.M. (ET). The webcast will be hosted by Steve Birkhold, Chief Executive Officer, and Liyuan Woo, Chief Financial Officer.

The financial results and live webcast will be accessible through the Investor Relations section of the Company’s website at www.bebe.com.

To access the call through a conference line, dial 1-866-893-0531. A replay of the call will be available for approximately one week by calling 1-855-859-2056 and entering in conference ID number 90546950. A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected The statements in this news release, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the Company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

About bebe stores, Inc.:

bebe stores, inc. is a global specialty retailer, which designs, develops and produces a distinctive line of contemporary women’s apparel and accessories under the bebe, BEBE SPORT, bbsp and 2b bebe brand names. bebe currently operates 233 stores, of which 182 are bebe stores, including the on-line store bebe.com, and 51 are 2b bebe stores, including the on-line store 2bstores.com. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. bebe also distributes and sells bebe branded product through its licensees in approximately 26 countries.

Contact:

bebe Stores, Inc.

Liyuan Woo, Chief Financial Officer

415-715-3900

bebe stores, inc.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(Dollars in thousands)

	October 5,	September 29,
	2013	2012
Assets
Cash and equivalents	$78,010	$96,657
Available for sale securities	39,487	64,423
Inventories, net	38,381	41,494
Total current assets	177,770	236,912
Available for sale securities	46,927	61,323
Property and equipment, net	102,362	117,528
Total assets	332,805	445,152
Liabilities and Shareholders’ Equity
Total current liabilities	$45,997	$44,772
Total liabilities	80,997	84,426
Total shareholders’ equity	251,808	360,726
Total liabilities and shareholders’ equity	332,805	445,152

bebe stores, inc.

STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands except per share data and store statistics)

	For the Quarter Ended (number of weeks)
	October 5,		September 29,
	2013 (13)%		2012 (13)%
Net sales	$114,127	100.0%	$117,091	100.0%
Cost of sales, including production and occupancy	73,507	64.4	74,816	63.9

Gross margin	40,620	35.6	42,275	36.1
Selling, general and administrative expenses	50,076	43.8	46,195	39.5

Operating loss	(9,456)	(8.2)	(3,920)	(3.3)
Interest and other income, net	158	0.1	233	0.2

Loss before income taxes	(9,298)	(8.1)	(3,687)	(3.1)
Income tax benefit	(145)	(0.1)	(1,106)	(0.9)

Net loss	$(9,153)	(8.0)%	$(2,581)	(2.2)%

Basic earnings (loss) per share amounts:
Income (loss)	$(0.12)		$(0.03)
Diluted earnings (loss) per share amounts:
Income (loss)	$(0.12)		$(0.03)
Basic weighted average shares outstanding	79,053		84,378
Diluted weighted average shares outstanding	79,053		84,378
Number of stores open at beginning of period	242		252
Number of stores opened during period	1		5
Number of stores closed during period	8		7
Number of stores open at end of period	235		250
Number of stores expanded/relocated during period	—		2
Total square footage at end of period (000’s)	945		1,001